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ARI Network Services, Inc. Announces the Appointment of Chad J. Cooper to Board of Directors

Milwaukee, Wis., October 9, 2014 – ARI Network Services, Inc. (NASDAQ: ARIS)  has announced today that Chad J. Cooper has been elected to its Board of Directors. Cooper will serve until the company’s Annual Meeting in January 2016, at which time he will be subject to an election by the shareholders.

“Chad brings an extensive background in capital markets and institutional knowledge to our Board,” said Roy W. Olivier, ARI President and CEO. “He was a key advisor regarding ARI’s strategy to pay down high interest debt and clean up its balance sheet in 2013, and  I am confident that he will do a fantastic job contributing to our strategic plan and representing shareholders in the boardroom.”

Cooper is currently the Chief Executive Officer of Digital Offering LLC, a technology-driven merchant bank. He has more than 15 years’ experience in the investment banking and capital markets industry. Prior to joining Digital Offering, Cooper was a Managing Director at Ascendiant Capital Group, Global Hunter Securities and B. Riley & Co., all investment banking firms. Cooper also served as Director of Institutional Sales and in other various capacities at Roth Capital Partners, an investment bank, from 2002 to 2011. Cooper earned a B.A. in International Relations from the University of Southern California and an M.B.A. from Georgetown University.

“Chad’s comprehensive understanding of how financial markets function and his deeply attuned ability to structure deals will help strengthen our Board,” said William H. Luden, III, ARI’s Chairman of the Board. “With his wide skillsets, solid beliefs and strong motivation, I’m thrilled to welcome Chad as the newest independent member of our Board of Directors.”

“I am excited to join ARI’s Board of Directors and to have the opportunity to help strengthen ARI’s market position,” said Cooper. “I have tremendous respect for Roy, Will and the entire Board, and I look forward to working with them.”

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of data-driven software tools and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries.

EXHIBIT 99.1

More than 22,000 equipment dealers, 195 distributors and 1,500 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: www.facebook.com/ARInetwork
•	Join us on G+: plus.google.com
•	LinkedIn: www.linkedin.com
•	Read more about ARI: investor.arinet.com/about-us

Images for media use only

Roy W. Olivier Hi Res | Roy W. Olivier Low Res

ARI Logo Hi Res|  ARI Logo Low Res

For media inquiries, contact:

Colleen Brousil, Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

Investor inquiries, contact:

Steven Hooser, Three Part Advisors, +1.214.872.2710, shooser@threepa.com